                                                                  EXHIBIT 2.18







                             AGREEMENT AND PLAN OF MERGER


                               dated as of May 18, 1998

                                       between


                           COMMUNITY FIRST BANKSHARES, INC.



                                         and



                                  GUARDIAN BANCORP

                        INDEX TO AGREEMENT AND PLAN OF MERGER





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
ARTICLE 1  THE MERGER1
     1.1  Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . .1
     1.2  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.3  Effects of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.4  Calculation of Guardian Value. . . . . . . . . . . . . . . . . . . . . . .2

ARTICLE 2  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
     CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES3
     2.1  Effect on Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . .3
          (a)  Conversion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
          (b)  Exchange Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
          (c)  Adjustments to Exchange Rate Based on CFB Trading Value . . . . . . .4
          (d)  Adjustments to Exchange Rate Based on Guardian Value. . . . . . . . .5
          (e)  Shareholders' Right of Dissent. . . . . . . . . . . . . . . . . . . .5
     2.2  Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . .5
          (a)  Exchange Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . .5
          (b)  Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . .5
          (c)  Distributions with Respect to Unexchanged Shares; Voting. . . . . . .6
          (d)  Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
          (e)  Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . .6
          (f)  Termination of Exchange Fund. . . . . . . . . . . . . . . . . . . . .6
          (g)  Lost or Destroyed Shares. . . . . . . . . . . . . . . . . . . . . . .6

ARTICLE 3  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . .7
     3.1  Representations and Warranties of Guardian . . . . . . . . . . . . . . . .7
          (a)  Subsidiary Organization . . . . . . . . . . . . . . . . . . . . . . .7
          (b)  Guardian Organization . . . . . . . . . . . . . . . . . . . . . . . .7
          (c)  Enforceability. . . . . . . . . . . . . . . . . . . . . . . . . . . .8
          (d)  Limitation of Bank's Powers . . . . . . . . . . . . . . . . . . . . .8
          (e)  Corporate Records . . . . . . . . . . . . . . . . . . . . . . . . . .8
          (f)  Insured Status of Bank. . . . . . . . . . . . . . . . . . . . . . . .8
          (g)  No Default; Creation of Liens . . . . . . . . . . . . . . . . . . . .8
          (h)  Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . .9
          (i)  Fidelity Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .9
          (j)  Employment Contracts. . . . . . . . . . . . . . . . . . . . . . . . .9
          (k)  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . .9
          (l)  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
          (m)  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
          (n)  Title to Property . . . . . . . . . . . . . . . . . . . . . . . . . 11
          (o)  Insurance Policies. . . . . . . . . . . . . . . . . . . . . . . . . 11

                                       i


          (p)  Bank Property . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
          (q)  Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . 11
          (r)  Loan Allowance and Documentation. . . . . . . . . . . . . . . . . . 12
          (s)  Leases and Contracts. . . . . . . . . . . . . . . . . . . . . . . . 12
          (t)  Shareholder Lists . . . . . . . . . . . . . . . . . . . . . . . . . 13
          (u)  Bank Principals . . . . . . . . . . . . . . . . . . . . . . . . . . 13
          (v)  Information Supplied. . . . . . . . . . . . . . . . . . . . . . . . 13
          (w)  Agreements with Bank Regulators . . . . . . . . . . . . . . . . . . 13
          (x)  Year 2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.2  Representations and Warranties of CFB. . . . . . . . . . . . . . . . . . 14
          (a)  CFB Organization. . . . . . . . . . . . . . . . . . . . . . . . . . 14
          (b)  Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
          (c)  Enforceability. . . . . . . . . . . . . . . . . . . . . . . . . . . 14
          (d)  No Default; Creation of Liens . . . . . . . . . . . . . . . . . . . 15
          (e)  Information Supplied. . . . . . . . . . . . . . . . . . . . . . . . 15
          (f)  No Plan to Transfer Assets. . . . . . . . . . . . . . . . . . . . . 15
          (g)  Limitation of CFB Banks' Powers . . . . . . . . . . . . . . . . . . 15
          (h)  Insured Status of CFB Banks . . . . . . . . . . . . . . . . . . . . 15
          (i)  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
          (j)  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
          (k)  Title to Property . . . . . . . . . . . . . . . . . . . . . . . . . 16
          (l)  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . 16
          (m)  Material Adverse Changes. . . . . . . . . . . . . . . . . . . . . . 16
          (n)  Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . 17
          (o)  Availability of CFB Common Stock. . . . . . . . . . . . . . . . . . 17

ARTICLE 4  COVENANTS OF GUARDIAN AND CFB . . . . . . . . . . . . . . . . . . . . . 17
     4.1  Covenants of Guardian. . . . . . . . . . . . . . . . . . . . . . . . . . 17
          (a)  Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . 17
          (b)  Shareholder Meeting . . . . . . . . . . . . . . . . . . . . . . . . 17
          (c)  Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . 18
          (d)  Confidential Information. . . . . . . . . . . . . . . . . . . . . . 18
          (e)  Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
          (f)  No Solicitations. . . . . . . . . . . . . . . . . . . . . . . . . . 19
          (g)  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
          (h)  Pooling Restrictions. . . . . . . . . . . . . . . . . . . . . . . . 19
          (i)  Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . 19
          (j)  Additional Covenants of Guardian. . . . . . . . . . . . . . . . . . 19
     4.2  Covenants of CFB . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
          (a)  Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . 23
          (b)  Application . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
          (c)  Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . 23
          (d)  Prospectus. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
          (e)  Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

                                      ii


          (f)  Shares to be Issued . . . . . . . . . . . . . . . . . . . . . . . . 23
          (g)  Blue Sky. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
          (h)  Confidential Information. . . . . . . . . . . . . . . . . . . . . . 24
          (i)  Pooling Restrictions. . . . . . . . . . . . . . . . . . . . . . . . 24
          (j)  Director and Officer Indemnification. . . . . . . . . . . . . . . . 24
          (k)  Rule 144. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     4.3  Covenants of Guardian and CFB. . . . . . . . . . . . . . . . . . . . . . 24
          (a)  Governing Documents . . . . . . . . . . . . . . . . . . . . . . . . 24
          (b)  Other Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
          (c)  Advice of Changes; Government Filings . . . . . . . . . . . . . . . 25
          (d)  Title to Property . . . . . . . . . . . . . . . . . . . . . . . . . 25
          (e)  Environmental Assessment. . . . . . . . . . . . . . . . . . . . . . 25
ARTICLE 5  ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . 26
     5.1  Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     5.2  Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . . 26
     5.3  Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     5.4  Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . 27
     5.5  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     5.6  Additional Agreements; Best Efforts. . . . . . . . . . . . . . . . . . . 27
ARTICLE 6  CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . . . . . . 27
     6.1  Conditions to Each Party's Obligation to Effect the Merger . . . . . . . 27
          (a)  Stockholder Approval. . . . . . . . . . . . . . . . . . . . . . . . 28
          (b)  Nasdaq Listing. . . . . . . . . . . . . . . . . . . . . . . . . . . 28
          (c)  Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
          (d)  No Injunctions or Restraints; Illegality. . . . . . . . . . . . . . 28
          (e)  No Unduly Burdensome Condition. . . . . . . . . . . . . . . . . . . 28
     6.2  Conditions to Obligations of CFB . . . . . . . . . . . . . . . . . . . . 28
          (a)  Representations and Warranties. . . . . . . . . . . . . . . . . . . 28
          (b)  Performance of Obligations of Guardian. . . . . . . . . . . . . . . 28
          (c)  Minimum Guardian Value. . . . . . . . . . . . . . . . . . . . . . . 29
          (d)  Pooling Letter. . . . . . . . . . . . . . . . . . . . . . . . . . . 29
          (e)  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     6.3  Conditions to Obligations of Guardian. . . . . . . . . . . . . . . . . . 29
          (a)  Representations and Warranties. . . . . . . . . . . . . . . . . . . 29
          (b)  Performance of Obligations of CFB . . . . . . . . . . . . . . . . . 29
          (c)  Consents Under Agreements . . . . . . . . . . . . . . . . . . . . . 29
          (d)  Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
          (e)  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

                                     iii


          (f)  No Material Adverse Change. . . . . . . . . . . . . . . . . . . . . 30
          (e)  Fairness Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE 7  TERMINATION AND AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . 30
     7.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 31
     7.3  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     7.4  Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE 8  GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     8.1  Non-Survival of Representations and Warranties . . . . . . . . . . . . . 31
     8.2  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     8.3  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     8.4  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     8.5  Entire Agreement: Third Party Beneficiaries; Rights of Ownership.. . . . 32
     8.6  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     8.7  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     8.8  Enforcement of Agreement . . . . . . . . . . . . . . . . . . . . . . . . 33
     8.9  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

TABLE OF EXHIBITS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

                                      iv


                             AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of May 18, 1998 (the
"Agreement"), by and between Community First Bankshares, Inc., a Delaware corporation ("CFB"), and Guardian Bancorp, a Utah corporation ("Guardian").

     WHEREAS, the Boards of Directors of CFB and Guardian have approved, and deem it advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which Guardian will be merged with and into CFB (the "Merger"); and

     WHEREAS, CFB and Guardian desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section
368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                     ARTICLE 1

                                      THE MERGER      1.1  EFFECTIVE TIME OF
THE MERGER. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") in substantially the form as attached hereto as EXHIBIT 1.1A shall be duly prepared, executed and acknowledged by CFB and Guardian and thereafter delivered for filing to the Secretary of State of the State of Delaware, as provided in the Delaware Corporation Law (the "Delaware Law") and articles of merger (the "Articles of Merger") in substantially the form attached hereto as EXHIBIT 1.1B shall be duly prepared, executed and acknowledged by CFB and Guardian and thereafter delivered for filing to the Secretary of State of the State of Utah, as provided in the Utah Business Corporation Act (the "Utah Act"), on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of Delaware and upon the filing of the Articles of Merger with the Secretary of State of Utah or at such other time as CFB and Guardian may agree in writing to provide in the Certificate of Merger and the Articles of Merger (the "Effective Time"). Notwithstanding the immediately preceding sentence, however, the parties intend that the effective date and time of the Closing, as defined in Section 1.2 below, for both financial and tax reporting purposes, shall be as of the close of business on the Closing Date.

     1.2 CLOSING. Subject to the terms and conditions hereof, the closing of the Merger (the "Closing") will take place after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 6 hereof (the "Closing Date"), at the offices of Lindquist & Vennum, in Denver, Colorado, unless another time, date or place is agreed to in writing by the parties hereto. Each of the parties agrees to use its best efforts to cause the Merger to be completed within thirty (30) days after the satisfaction or waiver of the conditions set forth in Article 6 of this Agreement.

     1.3  EFFECTS OF THE MERGER.

          (a) At the Effective Time: (i) the separate existence of Guardian shall cease and Guardian shall be merged with and into CFB; (ii) the Certificate of Incorporation of CFB, as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law; (iii) the By-laws of CFB, as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until amended in accordance with applicable law; (iv) the holders of the outstanding capital stock of CFB shall continue as shareholders of the Surviving Corporation; and (v) the holders of certificates representing shares of Guardian Common Stock (as defined in Section 2.1(a) below) shall cease to have any rights as shareholders of Guardian, except such rights, if any, as they may have pursuant to Sections 16-10a-1301 to 16-10a-1331 of the Utah Act, and their sole right shall be the right to receive (A) the number of whole shares of CFB Common Stock (as defined in Section 2.1(a) below) into which their shares of Guardian Common Stock have been converted in the Merger as provided herein (together with any dividend payments with respect thereto, to the extent provided in Section 2.2(c) below), and (B) the cash value of any fraction of a share of CFB Common Stock into which their shares of Guardian Common Stock have been converted as provided herein.

          (b) As used in this Agreement, the term "Constituent Corporations" shall mean Guardian and CFB. The term "Surviving Corporation" shall mean CFB, after giving effect to the Merger.

          (c) At and after the Effective Time, the Merger will have the effects set forth in Section 252 of the Delaware Law and Section 16-10a-1106 of the Utah Act.

     1.4 CALCULATION OF GUARDIAN VALUE. As of the "Determination Date" (as hereinafter defined), Guardian shall prepare a consolidated balance sheet of Guardian in accordance with generally accepted accounting principles, but excluding the effects of any adjustments otherwise required by FASB 115 and excluding any footnotes that might be required to be included with such financial statements (the "Determination Date Financial Statements"). The Determination Date Financial Statements shall be delivered to CFB as soon as they are prepared (but not less than five (5) business days prior to the Effective Time) so that CFB and its accountants may review and confirm their accuracy. For purposes of this Agreement, the "Guardian Value" shall be equal to the total consolidated assets of Guardian minus the total consolidated liabilities of Guardian, as reflected on the Determination Date Financial Statements, prepared in accordance with this Section 1.4. Total consolidated liabilities of Guardian shall include, without limitation, provisions for (i) income and real property taxes, (ii) the expenses of preparation of final tax returns of Guardian and
(iii) all anticipated transaction expenses.

     As used herein, the "Determination Date" shall be the last day of the month immediately preceding the Effective Time; provided, however, that in the event the Effective Time shall be within the first ten (10) days of a calendar month, the "Determination Date" shall be the last day of the month next preceding the Effective Time, and income for the month immediately preceding the Effective Time shall be determined by multiplying the number of days in the month by the average daily net income (determined by dividing year-to-date net income through the Determination Date by the number of days from January 1, 1998 to the Determination Date).

                                     ARTICLE 2

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                 CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1  EFFECT ON CAPITAL STOCK.

          (a) CONVERSION. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of common stock, no par value, of Guardian ("Guardian Common Stock"), each issued and outstanding share of Guardian Common Stock, other than shares of Guardian Common Stock held by persons who have taken all steps required to perfect their right to be paid the fair value of such shares under Sections 16-10a-1301 to 16-10a-1331 of the Utah Act, shall be converted into validly issued, fully paid and nonassessable shares of common stock of CFB, $.01 par value ("CFB Common Stock"). The number of shares of CFB Common Stock exchanged for shares of Guardian Common Stock shall be determined in accordance with Section 2.1(b). All such shares of Guardian Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each Guardian shareholder's certificate or certificates previously representing shares of Guardian Common Stock (each a "Guardian Certificate") shall be aggregated (if a single stockholder holds more than one Guardian Certificate) and exchanged for a single certificate representing whole shares of CFB Common Stock and cash in lieu of any fractional share issued in consideration therefor upon the surrender of such Guardian Certificates in accordance with Section 2.2, without any interest thereon. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of CFB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in CFB's capitalization, then an appropriate and proportionate adjustment shall be made to the "Exchange Rate," as hereinafter defined, so that the number of shares of CFB Common Stock into which a share of Guardian Common Stock shall be converted will equal the number of shares of CFB Common Stock that the holders of shares of Guardian Common Stock would have received pursuant to such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change had the record date therefor been immediately following the Closing Date.

          (b)  EXCHANGE RATE.    Subject to (i) the confirmation of the
minimum Guardian Value, as provided in Section 6.2(c) hereof, (ii) prior exercise or termination of all options, warrants and rights for shares of Guardian Common Stock in accordance with Section 3.1(b) hereof, and (iii) the limitations and conditions of Section 2.1(c) hereof, the aggregate number of shares of CFB Common Stock to be exchanged for all of the issued and outstanding shares of Guardian Common Stock (the "Merger Consideration") shall be determined by dividing Thirty-Eight Million Dollars ($38,000,000.00) by the CFB Trading Value.

     For purposes of this Agreement, the "Exchange Rate" shall be determined by dividing the Merger Consideration, as determined above, by the number of shares of Guardian Common Stock outstanding or subject to option, warrant or other right of issuance, whether or not vested or accrued as of the Effective Time.

     Calculation of the Exchange Rate will be rounded to four decimal places. Any fractional share of CFB Common Stock will be paid in cash in accordance with Section 2.2(e).

          (c) ADJUSTMENTS TO EXCHANGE RATE BASED ON CFB TRADING VALUE. Notwithstanding anything to the contrary in this Article 2, the Exchange Rate shall be subject to modification as set forth below:

               (i) If the CFB Trading Value is less than $24.00 per share, then the number of shares of CFB common stock to be issued in exchange for all of the issued and outstanding shares of Guardian common stock shall be 1,583,333;

              (ii) If the CFB Trading Value is greater than $29.00 per share, then the number of shares of CFB common stock to be issued for all of the issued and outstanding shares of Guardian common stock shall be 1,310,345.

     For purposes of this Agreement, the "CFB Trading Value" of the CFB Common Stock shall be the average of the per share closing price for the CFB Common Stock as reported by the Nasdaq Market System for the 20 trading days ending at the end of the fourth trading day immediately preceding the Closing Date (as appropriately and proportionately adjusted in the event that, between the date hereof and the termination of such twenty trading day period, shares of CFB Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or stock dividend). Calculations will be rounded to four decimal places. Any fractional share of CFB Common Stock will be paid in cash in accordance with Section 2.2(e). Illustrations of the above Exchange Rate calculations are attached as EXHIBIT 2.1(c) hereto and incorporated herein by reference.

          (d)  ADJUSTMENTS TO EXCHANGE RATE BASED ON GUARDIAN VALUE.
Guardian shall use its best efforts to distribute all amounts in excess of the minimum Guardian Value (as provided in Section 6.2(c) hereof) to its shareholders on or before the Determination Date. In the event that the Guardian Value, calculated in accordance with Section 1.4, above, shall be greater than $8,300,000, then, at the election of Guardian and subject to the requirements of Section 6.2(e) hereof, either (i) the difference shall be paid by special dividend to Guardian shareholders immediately prior to the Determination Date or (ii) the Merger Consideration determined in accordance with Sections 2.1(b) and (c) shall be subject to increase. The amount of increase shall be determined by (i) subtracting the difference between the Guardian Value and $8,300,000, and then (ii) dividing such difference by the CFB Trading Value.

          (e) SHAREHOLDERS' RIGHT OF DISSENT. Any holder of shares of Guardian Common Stock who does not vote in favor of the Merger at the meeting of shareholders of Guardian called to vote on the Merger and has given notice in writing to the presiding officer prior to or at the meeting of his or her objection to the proposed corporate action shall be entitled to demand to receive the fair value of the Guardian Common Stock so held by him or her, in accordance with Sections 16-10a-1301 to 16-10a-1331 of the Utah Act.

     2.2  EXCHANGE OF CERTIFICATES.

          (a) EXCHANGE AGENT. At the Closing, CFB shall deposit with Norwest Bank Minnesota, N.A. or such other bank or trust company acceptable to the parties (the "Exchange Agent"), for the benefit of the holders of shares of Guardian Common Stock, certificates dated the Closing Date representing the shares of CFB Common Stock and the cash to be paid in lieu of fractional shares (such cash and certificates for shares of CFB Common Stock together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued and paid pursuant to Section 2.1 in exchange for the outstanding shares of Guardian Common Stock.

          (b) EXCHANGE PROCEDURES. Within five (5) business days after the Closing Date, CFB shall cause the Exchange Agent to mail to each holder of record of a Guardian Certificate or Guardian Certificates (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Guardian Certificate(s) shall pass, only upon delivery of the Guardian Certificate(s) to the Exchange Agent and which shall be in such form and have such other provisions as CFB and Guardian may reasonably specify not later than five business days before the Closing Date and (ii) instructions for use in effecting the surrender of the Guardian Certificate(s) in exchange for a certificate representing shares of CFB Common Stock and the cash to be paid in lieu of any fractional share. Upon surrender of a shareholder's Guardian Certificate or Guardian Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Guardian Certificate(s) shall be entitled to receive in exchange therefor (1) a certificate representing the number of whole shares of CFB Common Stock and (2) a check representing the amount of the cash to be paid in lieu of a fractional share, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Guardian Certificate(s) surrendered, as provided in Section 2.2(c) below, and the Guardian Certificate(s) so surrendered shall forthwith be canceled. No interest will be paid on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Guardian Certificates. In the event of a transfer of ownership of Guardian Common Stock which is not registered in the transfer records of Guardian, a CFB Certificate representing the proper number of shares of CFB Common Stock, together with a check for the cash to be paid in lieu of a fractional share, may be issued to such a transferee if the Guardian Certificate representing such Guardian Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer.

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; VOTING. The Exchange Agent shall receive and hold, for distribution without interest to the first record holder of the certificate or certificates representing shares of Guardian Common Stock, all dividends and other distributions paid on shares of CFB Common Stock held in the Exchange Agent's name as agent. Holders of unsurrendered Guardian Certificates shall not be entitled to vote after the Closing Date at any meeting of CFB shareholders until they have exchanged their Guardian Certificates.

          (d) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of Guardian of the shares of Guardian Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Guardian Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the shares of CFB Common Stock and cash, in an amount as determined in accordance with the provisions of Section 2.1(a) and this Section 2.2, deliverable in respect thereof pursuant to this Agreement. Guardian Certificates surrendered for exchange by any person constituting an "affiliate" of Guardian for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until CFB has received a written agreement from such person as provided in Section 5.3.

          (e) FRACTIONAL SHARES. No fractional shares of CFB Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share, cash adjustments will be paid to holders in respect of any fractional share of CFB Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Trading Value of a share of CFB Common Stock. For purposes of calculating fractional shares, a holder of Guardian Common Stock with more than one Guardian Certificate shall receive cash only for the fractional share remaining after aggregating all of its, his or her Guardian Common Stock to be exchanged.

          (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any CFB Common Stock) that remains unclaimed by the shareholders of Guardian for twelve months after the Closing Date shall be paid to CFB. Any shareholders of Guardian who have not theretofore complied with this Article 2 shall thereafter look only to CFB for payment of their shares of CFB Common Stock, and cash in an amount as determined in accordance with the provisions of
Section 2.1(a) and this Section 2.2, without any interest thereon. Notwithstanding the foregoing, none of CFB, the Exchange Agent nor any other person shall be liable to any former holder of shares of Guardian Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) LOST OR DESTROYED SHARES. In the event any Guardian Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Guardian

Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as CFB may direct as indemnity against any claim that may be made against it with respect to such Guardian Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Guardian Certificate the shares of CFB Common Stock, and cash in an amount as determined in accordance with the provisions of Section 2.1(a) and this Section 2.2, deliverable in respect thereof pursuant to this Agreement.

                                     ARTICLE 3

                           REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF GUARDIAN. In order to induce CFB to enter into this Agreement, Guardian represents and warrants to CFB, in all material respects, as of the date of this Agreement (except as otherwise expressly provided), as follows, except as disclosed on the attached EXHIBIT
3.1 (the "Guardian Disclosure Schedule"), which Guardian Disclosure Schedule has been provided to CFB for review not less than three (3) business days prior to execution of this Agreement, and the schedules thereunder (which are numbered to correspond to the representations set forth below):

          (a) SUBSIDIARY ORGANIZATIONS. The Guardian State Bank, Salt Lake City, Utah ("Bank") is a banking corporation duly organized and validly existing and in good standing under the laws of the State of Utah. The Bank has authorized capital of $801,600, consisting of 200,400 shares of one class of common stock, par value $4.00 per share. All of the shares of stock of the Bank which are presently issued and outstanding, have been validly issued, fully paid and non-assessable, and there are no stock options or other commitments outstanding pursuant to which the Bank is obligated to issue additional shares of such stock or purchase or redeem any outstanding shares of such stock.

          (b) GUARDIAN ORGANIZATION. Guardian is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, with authorized capital stock consisting of (i) 1,000,000 shares of common stock, no par value per share, (the "Guardian Common Stock"), of which 1,471.91 shares are issued and outstanding; (ii) 100,000 shares designated as cumulative, convertible nonvoting Class A preferred stock, $10.00 par value, (the "Guardian Class A Preferred Stock"), none of which shares are issued and outstanding; and (iii) 500,000 shares designated as cumulative, voting Class B preferred stock, no par value, (the "Guardian Class B Preferred Stock" and, with the Guardian Class A Preferred Stock and the Guardian Common Stock the "Guardian Stock"), none of which shares are issued and outstanding. All of the shares of Guardian Stock issued and outstanding have been validly issued, fully paid and non-assessable. Except as set forth in Section 3.1(b) of the Guardian Disclosure Schedule, there are no options, warrants or other commitments outstanding pursuant to which Guardian is or could become obligated to issue additional shares. On or before the Effective Time, Guardian shall have provided for the acceleration and exercise of all such options, warrants and rights or their termination and written release of Guardian from further liability thereunder. Guardian has all requisite power, authority, charters, licenses and franchises necessary or required by law to carry on the business activity in which it is presently engaged, except where the failure to have any such power, authority, charter, license or franchise would not reasonably be expected to have a material adverse effect on the business, operations, prospects or financial condition of Guardian. Guardian is registered as a company under Section 1841 of Title 12, United States Code, as amended (the "Bank Holding Company Act").
Guardian has no direct or indirect subsidiaries except the Bank and is not a partner to any partnership. Guardian owns all of the shares of stock of the Bank, free and clear of any liens or encumbrances.

          (c) ENFORCEABILITY. Subject only to the required approval of the Merger by the shareholders of Guardian, Guardian has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Guardian and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Guardian. Subject to approval by the Guardian shareholders and of government agencies and other governing bodies having regulatory authority over Guardian or the Bank as may be required by statute or regulation, this Agreement constitutes a valid and binding obligation of Guardian, enforceable against it in accordance with its terms; subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (d) LIMITATION OF BANK'S POWERS. There are no proceedings or actions pending by any federal or state regulatory body having authority over the Bank to limit or impair any of its powers, rights or privileges, to terminate deposit insurance or to dissolve the Bank. The Bank has not received any written protest, complaint or criticism in the last three (3) years by the public or any regulatory agency relating to the Bank's performance under the Community Reinvestment Act or any other consumer protection statute or regulation.

          (e) CORPORATE RECORDS. Guardian's Articles of Incorporation and Bylaws, and the Bank's Articles of Incorporation and Bylaws are each unchanged from the form in which they were delivered to CFB on or before the date of this Agreement. The minute books of Guardian and the Bank contain reasonably complete and accurate records of all meetings and corporate actions of each of their respective shareholders and Boards of Directors (including committees of the Boards of Directors).

          (f) INSURED STATUS OF BANK. The Bank is an insured bank under the provisions of Chapter 16 of Title 12, United States Code Annotated, known as the "Federal Deposit Insurance Act," and no act or default on the part of the Bank exists that could reasonably be expected to have a material adverse effect on its status as an insured bank thereunder. The Bank possesses and is in full compliance with all licenses, franchises, permits and other governmental authorizations that are legally required to hold its properties or conduct its business, except where the failure to possess any such licenses, franchises, permits or other governmental authorizations would not reasonably be expected to have a material adverse effect on Guardian or the Bank.

          (g) NO DEFAULT; CREATION OF LIENS. Neither the execution and delivery of this Agreement, nor the consummation of the Merger will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of (A) any judgment, order or decree of any court or other governmental agency to which Guardian or the Bank may be subject,
(B) any of the

"Material Contracts," as hereinafter defined, or (C) the Articles of Incorporation or Bylaws of Guardian or the Bank, or (ii) constitute an event that, with the lapse of time or action by a third party, would result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the Guardian Common Stock or any of the Bank's capital stock, except for any of the foregoing that, individually or in the aggregate, would not have a material adverse effect upon the financial condition, results of operation or the business of Guardian or the Bank.

          (h) FINANCIAL STATEMENTS. The following financial statements of the Bank and Guardian (the "Financial Statements") have been delivered to CFB and are incorporated by reference herein:

               (i) The Consolidated Reports of Condition and Income of the Bank as of December 31 for each of the years 1995, 1996 and 1997 and March 31, 1998; and

              (ii) The audited consolidated financial statements of Guardian, prepared in the ordinary course of business for each of the years ended December 31, 1995, 1996 and 1997.

Each of the aforementioned financial statements is, and the Determination Date Financial Statements will be (when delivered pursuant to Section 1.4), true and correct in all material respects, and together they fairly present, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto and except that the unaudited financial statements are subject to any adjustments which might be required as a result of an examination by independent accountants) the financial position and results of operation of each of the Bank and Guardian as of the dates and for the periods therein set forth. To the knowledge of Guardian, such financial statements did not, as of the date of the preparation thereof, include any material assets or omit to state any material liability, absolute or contingent, the inclusion or omission of which renders such financial statements, in light of the circumstances in which they were made, misleading in any material respect. Since December 31, 1997, there has been no material adverse change in the financial condition, results of operation or business of the Bank and Guardian, taken as a whole (other than changes in banking laws or regulations, changes in generally accepted accounting principles or interpretations thereof that affect the banking industry generally, or changes in general economic conditions that affect the banking industry on a nationwide basis, including changes in the general level of interest rates).

          (i) FIDELITY INSURANCE. The Bank is insured under a Banker's Blanket Bond which is in full force and effect and the Bank has not received notice of cancellation or non-renewal thereof, or filed any claim thereunder during the past five years. There are no unresolved claims.

          (j) EMPLOYMENT CONTRACTS. Neither Guardian nor the Bank is a party to or bound by any written or oral (i) employment or consulting contract that is not terminable without penalty by Guardian or the Bank on 30 days' or less notice or (ii) any collective bargaining agreement covering employees.

          (k) EMPLOYEE BENEFITS. Section 3.1(k) of the Guardian Disclosure Schedule lists every employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security

Act of 1974, as amended ("ERISA"), which the Bank or Guardian maintain or to which the Bank or Guardian contribute on behalf of current or former employees of the Bank or Guardian. All of the plans and programs listed in
Section 3.1(k) of the Guardian Disclosure Schedule (hereinafter referred to as the "Plans") are in compliance in all material respects with all applicable requirements of ERISA and all other applicable federal and state laws. Each of the Plans that is a defined benefit pension plan has assets with an aggregate value that exceeds the present value of its liability for accrued benefits, all as determined on a termination basis. None of the Plans has engaged in a "prohibited transaction," within the meaning of
Section 4975 of the Code or Section 406 of ERISA, none of the Plans which is subject to Title IV of ERISA or any trust created thereunder has been terminated nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Plan and none of the Plans has incurred an accumulated funding deficiency within the meaning of
Section 412(a) of the Code.

          Guardian has delivered to CFB copies of (i) each Plan or if no plan document exists, a written summary of the material terms thereof, (ii) current summary plan descriptions of each Plan for which they are required,
(iii) each trust agreement, insurance policy or other instrument relating to the funding of any Plan, (iv) the most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or United States Department of Labor with respect to each Plan for which they are required,
(v) the most recent determination letter issued by the IRS with respect to each Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each Plan that has assets, and
(vii) the most recent audited financial statements for each Plan for which audited financial statements are required by ERISA.

          (l) LITIGATION. No claims have been asserted by written notice to Guardian or the Bank and no relief has been sought against Guardian, the Bank, or any of the Plans in any pending litigation or governmental proceedings or otherwise. Neither Guardian nor the Bank is a party to any unsatisfied order, judgment or decree which is adverse to Guardian or the Bank, and neither Guardian nor either of the Bank (i) is the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority; or (ii) has made any commitment to or entered into any agreement with any regulatory authority that restricts or adversely affects its operations or financial condition.

          (m) TAXES. Guardian and the Bank have filed all federal and state income tax returns and all other returns with respect to any taxes, either federal, state or local, which it is required to have filed; said returns have been correctly and accurately prepared; all taxes reflected thereon have been paid or adequately accrued or reserved for; no notice of any deficiency, assessments or additions to tax have been received by Guardian or the Bank; neither Guardian nor the Bank has waived any statute of limitations with respect to any taxes reflected on said returns; and deferred taxes have been properly reflected on the Financial Statements. Except as set forth in
Section 3.1(m) of the Guardian Disclosure Schedule, there are no other taxes of any kind or character for which either Guardian or the Bank is or may be liable which are now past due, delinquent and/or unpaid. Neither Guardian nor the Bank has made any payments, or been a party to an agreement that under any circumstances could obligate it to make payments based upon the consummation of the transactions contemplated hereby constituting a change of the nature described in Section 280G of the Code, that are or will not be deductible because of Section 280G of the Code. Consummation of the transactions contemplated hereby will not result in the loss or disqualification of net operating loss carry forwards of Guardian or the Bank.

          (n) TITLE TO PROPERTY. The Bank has good and marketable title to all material assets and properties, whether real or personal, that it purports to own, including without limitation all real and personal assets and properties reflected in its Consolidated Reports of Condition and Income as of December 31, 1997, or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1997) subject to no liens, mortgages, security interests, encumbrances or charges of any kind, except
(i) as noted in said Consolidated Reports or the Schedules thereto; (ii) statutory liens for taxes not yet delinquent; (iii) security interests granted to secure deposits of funds by federal, state or other governmental agencies; (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held by the Bank as of the date hereof; and (v) such liens, mortgages, security interests, encumbrances and charges that are not in the aggregate material to the assets and properties of the Bank.

          (o) INSURANCE POLICIES. Guardian has delivered to CFB true, accurate and complete copies of all insurance policies of Guardian and the Bank as of the date of this Agreement. Each such policy is in full force and effect, with all premiums due thereon on or prior to the date of this Agreement having been paid as and when due.

          (p) BANK PROPERTY. All buildings, structures, fixtures, and appurtenances comprising the premises of the Bank (the "Property") are in good condition, subject to ordinary wear and tear. Except for the facts set forth in the Assessment (as hereinafter defined), Guardian and the Bank are, and have been at all times, in substantial compliance with all applicable Environmental Laws (as defined below), and have not engaged in any activity resulting in a material violation of any applicable environmental law. To the best knowledge of Guardian, there are no underground or above ground storage tanks (whether or not currently in use) located on or under the Property, and no underground tank previously located on the Property has been removed therefrom. To the best knowledge of Guardian, there is no legal, administrative, or other proceeding, claim, investigation (with respect to which Guardian is aware), inquiry, order, hearing or action of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on Guardian or the Bank of any liability arising from any violation of or obligation under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("Environmental Laws"), pending or, to the knowledge of Guardian, threatened against Guardian or the Bank; to the knowledge of Guardian and except for the facts set forth in the Assessment, there is no reasonable basis for any such proceeding, claim, investigation, inquiry, order, hearing or action; and neither Guardian nor the Bank is subject to any agreement, order, judgment, or decree by or with court, governmental authority or third party imposing any such environmental liability. No claims have been made by any governmental authority or third party against Guardian since it was incorporated, or the Bank during the past ten (10) years relating to damage, contribution, cost recovery, compensation, loss or inquiry resulting from any violation of or obligation under any Environmental Law.

          (q) CONDUCT OF BUSINESS. Except for the facts set forth in the Assessment, each of the Bank and Guardian are in compliance in all material respects with all laws, regulations and orders (including zoning ordinances) applicable to them and to the conduct of their business, including without limitation, all statutes, rules and regulations pertaining to the conduct of the Bank' banking activities (including the exercise of fiduciary and trust powers), except where the failure to comply would not reasonably be expected to have a material adverse effect on Guardian.

          (r) LOAN ALLOWANCE AND DOCUMENTATION. Guardian's consolidated allowance for losses on loans included in the Financial Statements as of December 31, 1997 was $826,386, representing 1.42% of its total consolidated loans held in portfolio. The amount of such allowance for losses on loans was adequate (in accordance with applicable regulations and generally accepted accounting principles in all material respects) to absorb reasonably expected losses in the loan portfolio of the Bank. To the knowledge of Guardian, as of December 31, 1997, there are no facts which would cause it to increase the level of such allowance for losses on loans. The documentation relating to loans made by the Bank and relating to all security interests, mortgages and other liens with respect to all collateral for such loans, taken as a whole, is adequate for the enforcement of the material terms of such loans and of the related security interests, mortgages and other liens. The terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including laws, rules and regulations relating to the extension of credit). There are no loans, leases, other extensions of credit or commitments to extend credit of the Bank that have been or should in accordance with generally acceptable accounting principles, have been classified by the Bank as nonaccrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. Guardian has provided to CFB true, correct and complete in all material respects such written information concerning the loan portfolios of the Bank as CFB has requested.

          (s) LEASES AND CONTRACTS. Neither the Bank nor Guardian is a party to or bound by any written or oral (i) lease or license with respect to any property, real or personal, with a value in excess of $20,000, whether as a lessor, lessee, licensor or licensee; (ii) contract or commitment for capital expenditures in excess of $20,000 for any one project or $50,000 in the aggregate; (iii) contract or commitment for total expenses in excess of $20,000 made in the ordinary course of business for the purchase of materials, supplies, or for the performance of services for a period of more than 180 days from the date of this Agreement; (iv) contract or option for the purchase or sale of any real or personal property other than in the ordinary course of business; or (v) any other contract, agreement or understanding which is not terminable by Guardian or the Bank without additional payment or penalty within sixty (60) days and obligates Guardian or the Bank for payments or other consideration with a value in excess of $20,000 (all such agreements, contracts, and commitments collectively are herein referred to as the "Material Contracts"). The Bank and Guardian have performed in all material respects all obligations required to be performed by them to date, and are not in material default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under any of the Material Contracts to which the Bank or Guardian is a party or by which the Bank or Guardian is bound. Each of the Material Contracts is a valid and legally binding obligation of the Bank and the other party or parties thereto, subject to (i) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the application of equitable principles if equitable remedies are sought.

          (t) SHAREHOLDER LISTS. Guardian has furnished to CFB a current shareholder list as of the date set forth therein that (i) sets forth the record name and number of shares held by each holder of common stock of Guardian and (ii) identifies each shareholder who is an officer or director of the Bank or Guardian.

          (u) BANK PRINCIPALS. No director or executive officer of Guardian or the Bank, nor any holder of ten percent or more of the outstanding capital stock of Guardian, nor any affiliate of such person as that term is defined under 12 USC 371(c) ("Bank Principal") (i) is or has during the period subsequent to December 31, 1995, been a party (other than as a depositor) to any transaction with the Bank, whether as a borrower or otherwise, which (a) was made other than in the ordinary course of business; (b) was made on other than substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions for other persons; or (c) involves more than the normal risk of collectibility or presents other unfavorable features; or (ii) is a party to any loan or loan commitment, whether written or oral, from the Bank involving an amount in excess of $10,000. No Bank Principal holds any position with any depository organization other than the Bank or with Guardian. For the purposes of this provision, the term "depository organization" means a commercial bank (including a private bank), a savings bank, a trust company, a savings and loan association, a homestead association, a cooperative bank, an industrial bank, a credit union, or a depository organization holding company.

          (v) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Guardian or the Bank for inclusion or incorporation by reference in the "Proxy Statement" (as hereinafter defined) or any amendment or supplement thereto will, at the date of mailing to the Guardian stockholders and at the time of the meeting of stockholders of Guardian to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (w)  AGREEMENTS WITH BANK REGULATORS.  Neither Guardian nor the
Bank: (i) is a party to any written agreement or memorandum of understanding with; (ii) is subject to any order or directive by; (iii) is subject to any extraordinary supervisory letter from; or (iv) except as set forth in Section 3.1(w) of the Guardian Disclosure Schedule, has adopted any Board resolutions at the request of, federal or state governmental entities charged with the supervision or regulation of Bank or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has Guardian been advised by any Bank Regulator that it is contemplating issuing or requesting any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          (x) YEAR 2000. Section 3.1(x) of the Guardian Disclosure Schedule contains a true and complete summary of the status of all "mission critical" systems of the Bank and Guardian with respect to "year 2000 compliance," in accordance with the FFIEC Interagency Statements dated June 1996 (SR

96-16) and May 5, 1997 (SR 97-16) and related releases (collectively, the Year 2000 Releases"). Guardian and the Bank shall cooperate with CFB in connection with any software conversion or further compliance efforts and shall continue to use their reasonable best efforts to identify and implement year 2000 compliance actions directed by the Year 2000 Releases.

     3.2 REPRESENTATIONS AND WARRANTIES OF CFB. CFB represents and warrants to Guardian, in all material respects, as of the date of this Agreement (except as otherwise expressly provided) as follows, except as disclosed on the attached EXHIBIT 3.2 the "CFB Disclosure Schedule"), which CFB Disclosure Schedule has been provided to Guardian for review not less than three (3) business days prior to execution of this agreement; and the schedules thereunder (which are numbered to correspond to the representations set forth below):

          (a) CFB ORGANIZATION. CFB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with authorized capital stock consisting of 30,000,000 shares of common stock, par value of $.01 per share, of which 20,323,046 shares were issued and outstanding as of December 31, 1997 and 2,000,000 shares of preferred stock, no shares of which were issued and outstanding as of December 31, 1997. CFB has all requisite power, authority, charters, licenses and franchises necessary or required by law to carry on the business activity in which it is presently engaged, except where the failure to have any such power, authority, charter, license or franchise would not reasonably be expected to have a material adverse effect on the business, operations, prospects or financial condition of CFB. CFB is registered as a company under
Section 1841 of Title 12, United States Code, as amended (the "Bank Holding Company Act").

          (b) REPORTS. CFB and its subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the Securities and Exchange Commission ("SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "CFB Reports." As of their respective dates, the CFB Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. CFB has timely filed with the SEC all reports, statements and forms required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (c) ENFORCEABILITY. CFB has the corporate power and authority to enter into this Agreement and carry out its obligations hereunder. The execution, delivery and performance of this Agreement by CFB and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of CFB. Subject to approval by the government agencies and other governing bodies having regulatory authority over CFB as may be required by statute or regulation, this Agreement constitutes a valid and binding obligation of CFB, enforceable against it in accordance with its terms. This Agreement does not require the approval of CFB shareholders.

          (d) NO DEFAULT; CREATION OF LIENS. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any (a) judgment, order or decree of any court or other governmental agency to which CFB or any of its subsidiaries may be subject, or (b) any material contract, agreement or instrument to which CFB or any of its subsidiaries is a party or by which CFB or any of its subsidiaries is bound or committed, or (c) the Articles of Incorporation or Bylaws of CFB, or (ii) constitute an event that, with the lapse of time or action by a third party, could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the CFB Common Stock, except for any of the foregoing that, individually, or in the aggregate, would not have a material adverse effect upon the financial conditions, results of operation or the business of CFB.

          (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by CFB or its subsidiaries for inclusion or incorporation by reference in the Prospectus (as hereinafter defined) or the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Guardian stockholders and at the time of the meeting of stockholders of Guardian to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The issuance of CFB Common Stock in the Merger to Guardian shareholders has been duly registered with the Securities and Exchange Commission and no stop order or suspension of effectiveness has been issued or threatened to be issued by the SEC.

          (f) NO PLAN TO TRANSFER ASSETS. CFB has no plan or intention to sell or otherwise dispose of any of the assets of the Bank to be acquired in the Merger, except for dispositions in the ordinary course of business or transfers to controlled subsidiaries as described in Section 368(a)(2)(C) of the Code.

          (g) LIMITATION OF CFB BANKS' POWERS. There are no proceedings or actions pending by any federal or state regulatory body having authority over any CFB subsidiary bank (the "CFB Banks") to limit or impair any of their powers, rights or privileges, to terminate deposit insurance or to dissolve a CFB Bank. The CFB Banks have not received any written protest, complaint or criticism in the last three (3) years by the public or any regulatory agency relating to the CFB Bank's performance under the Community Reinvestment Act or any other consumer protection statute or regulation which would reasonably be anticipated to have a material adverse effect upon the ability of CFB to obtain any Requisite Regulatory Approval.

          (h) INSURED STATUS OF CFB BANKS. Each of the CFB Banks is an insured bank under the provisions of Chapter 16 of Title 12, United States Code Annotated, known as the "Federal Deposit Insurance Act," and no act or default on the part of any of the CFB Banks exists that could reasonably be expected to have a material adverse effect on its status as an insured bank thereunder. The CFB Banks possess and are in full compliance with all licenses, franchises, permits and other governmental authorizations that are legally required to hold their respective properties or conduct their business, except where the failure to possess any such licenses, franchises, permits or other governmental authorizations would not reasonably be expected to have a material adverse effect on CFB.

          (i) LITIGATION. No claims have been asserted by written notice to CFB and no relief has been sought against CFB in any pending litigation or governmental proceedings or otherwise. CFB is not a party to any unsatisfied order, judgment or decree which is adverse to CFB, and CFB (i) is not the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority; or (ii) has not made any commitment to or entered into any agreement with any regulatory authority that restricts or adversely affects its operations or financial condition.

          (j) TAXES. CFB has filed all federal and state income tax returns and all other returns with respect to any taxes, either federal, state or local, which it is required to have filed; said returns have been correctly and accurately prepared; all taxes reflected thereon have been paid or adequately accrued or reserved for; no notice of any deficiency, assessments or additions to tax have been received by CFB; CFB has not waived any statute of limitations with respect to any taxes reflected on said returns; and deferred taxes have been properly reflected on its financial statements. There are no other taxes of any kind or character for which CFB is or may be liable which are now past due, delinquent and/or unpaid, in any material amount.

          (k) TITLE TO PROPERTY. Each of the CFB Banks has good and marketable title to all material assets and properties, whether real or personal, that it purports to own, including without limitation all real and personal assets and properties reflected in its Consolidated Reports of Condition and Income as of December 31, 1997, or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1997) subject to no liens, mortgages, security interests, encumbrances or charges of any kind, except (i) as noted in said Consolidated Reports or the Schedules thereto; (ii) statutory liens for taxes not yet delinquent; (iii) security interests granted to secure deposits of funds by federal, state or other governmental agencies; (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held by the CFB Bank as of the date hereof; and
(v) such liens, mortgages, security interests, encumbrances and charges that are not in the aggregate material to the assets and properties of CFB.

          (l) EMPLOYEE BENEFITS. All of the plans and programs which CFB maintains or to which CFB contributes on behalf of current or former employees (hereinafter referred to as the "CFB Plans") are in compliance in all material respects with all applicable requirements of ERISA and all other applicable federal and state laws. Each of the CFB Plans that is a defined benefit pension plan has assets with an aggregate value that exceeds the present value of its liability for accrued benefits, all as determined on a termination basis. None of the CFB Plans has engaged in a "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, none of the CFB Plans which is subject to Title IV of ERISA or any trust created thereunder has been terminated nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any CFB Plan and none of the CFB Plans has incurred an accumulated funding deficiency within the meaning of Section 412(a) of the Code.

          (m) MATERIAL ADVERSE CHANGES. Since March 31, 1998, there has been no material adverse change in the financial condition, results of operation or business of CFB and its subsidiaries, taken as a whole (other than changes in banking laws or regulations, changes in generally accepted accounting principles or interpretations thereof that affect the banking industry generally, or changes in general economic conditions that affect the banking industry on a nationwide basis, including changes in the general level of interest rates).

          (n) REGULATORY APPROVALS. CFB has no reason to believe that it will not be able to obtain all Requisite Regulatory Approvals necessary to consummate the transactions set forth in this Agreement.

          (o) AVAILABILITY OF CFB COMMON STOCK. CFB has available a sufficient number of authorized and unissued shares of CFB Common Stock to pay the Merger Consideration, and CFB will take such action during the term of this Agreement to ensure that it will have a sufficient number of authorized and unissued shares of CFB Common Stock to pay the Merger Consideration.

                                     ARTICLE 4

                           COVENANTS OF GUARDIAN AND CFB

     4.1 COVENANTS OF GUARDIAN. During the period from the date of this Agreement and continuing until the Effective Time, Guardian agrees as follows:

          (a) ORDINARY COURSE. Except as otherwise required under this Agreement or by CFB, Guardian and the Bank shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect. Except with the prior written consent of CFB, Guardian shall not, nor shall it permit the Bank to (i) enter into any new material line of business, (ii) increase or decrease the current number of the directors of Guardian or the Bank, (iii) change its or the Bank's lending, investment, liability management or other material banking policies in any respect that is material to such party; or (iv) incur or commit to any capital expenditures (or any obligations or liabilities in connection therewith) other than capital expenditures (and obligations or liabilities in connection therewith) incurred or committed to in accordance with the current capital budget of the Bank, a copy of which has been provided to CFB as of the date hereof. Notwithstanding the foregoing, Guardian shall continue to declare and pay dividends and distributions with respect to its stock in a rate and manner consistent with prior practices.

          (b) SHAREHOLDER MEETING. Guardian will cause to be duly called, and will cause to be held not later than sixty (60) days from the date hereof, a meeting of its shareholders and will direct that this Agreement be submitted to a vote at such meeting. Guardian will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Utah Act and other applicable laws and regulations; (ii) recommend by the affirmative vote of a majority of the Board of Directors a vote in favor of approval of this Agreement; and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

          (c) PROXY STATEMENT. Guardian shall promptly prepare a proxy statement (the "Proxy Statement") (including financial statements, prepared in accordance with generally accepted accounting principles, in form suitable for inclusion in the Proxy Statement) in conformity with applicable law and regulation and the Articles of Incorporation and Bylaws of Guardian, for distribution to Guardian shareholders in connection with the meeting called to consider and vote upon the proposal. Guardian shall also provide all information requested by CFB in connection with any statement or application made by CFB to any governmental body in connection with the Merger. Guardian agrees promptly to advise CFB if at any time prior to the Effective Date of the Merger, any information provided by or on behalf of Guardian becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.

          (d) CONFIDENTIAL INFORMATION. Guardian will hold in confidence all documents and nonpublic information concerning CFB and its subsidiaries furnished to Guardian and its representatives in connection with the Merger and will not release or disclose such information to any other person, except as required by law and except to Guardian's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the Merger contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with CFB (except to the extent that such information can be shown to be previously known to Guardian, in the public domain, or later acquired by Guardian from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to CFB.

          (e) BENEFIT PLANS. Guardian and the Bank shall terminate each of the agreements and arrangements with directors and/or officers identified on
EXHIBIT 4.1(e), attached hereto, on a basis mutually agreeable to the parties to the respective agreement or arrangement, and shall fully expense or accrue as of the Determination Date Financial Statements, any resulting financial obligation or liability incurred. Guardian and the Bank shall, to the extent legally permissible, take all action necessary or required (i) to terminate or amend, if requested by CFB, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Time; and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Time.

          Except as otherwise required pursuant to this Section 4.1(e), Guardian agrees as to itself and the Bank that it will not, without the prior written consent of CFB, (i) enter into, adopt, amend (except as may be required by law) or terminate any Plan, as the case may be, or any other employee benefit plan or any agreement, arrangement, plan or policy between Guardian or the Bank and one or more of its directors or officers; provided, however, that Guardian or the Bank may amend any of the Plans to reduce or eliminate a requirement of mandatory periodic contributions (provided that if any of the Plans do not have assets with an aggregate value that exceeds the present value of its liability for accrued benefits, all as determined on a termination basis, then Guardian shall accrue on its Determination Date Financial Statements the amount by which any of the Plans are underfunded);
(ii) except for normal increases in the ordinary course of business consistent with past practice that in the aggregate do not result in aggregate annual base compensation expense to Guardian in excess of 105% of that in effect as of March 31, 1998, increase in any manner the compensation of any director, officer, or employee, or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Guardian or the Bank of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of the Merger.

          (f) NO SOLICITATIONS. Guardian shall not permit the Bank to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or the Bank to solicit, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as defined below), or agree or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal; provided, however, that nothing contained in this provision shall prohibit the Board of Directors of Guardian from taking any action or permitting any of its representatives from taking any action if the Board of Directors of Guardian is complying with its fiduciary duties to shareholders and such Board based its determination of such fiduciary duties on a written opinion of counsel. Guardian shall promptly advise CFB orally and in writing of any such inquiries or proposals, including all of the material terms thereof. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Guardian or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of Guardian other than the transactions contemplated or permitted by this Agreement.

          (g) INSURANCE. Guardian and the Bank shall maintain the insurance coverage (or coverage of a like kind and amount) referenced in Section 3.1(o) through the Effective Time.

          (h) POOLING RESTRICTIONS. Guardian and the Bank shall take any and all action reasonably requested by CFB which is necessary, in the opinion of CFB's accountants, to qualify the Merger as a "pooling of interests" for accounting purposes. From and after the date of this Agreement, neither Guardian nor the Bank shall take any action which CFB has advised, with respect to Guardian, would disqualify the Merger as a "pooling of interests" for accounting purposes.

          (i) FINANCIAL STATEMENTS. Guardian shall prepare, file and submit to CFB all quarterly and management prepared financial statements for any periods ending at least 30 days before the Closing Date.

          (j) ADDITIONAL COVENANTS OF GUARDIAN. From the date of this Agreement to the Closing Date or the earlier termination of this Agreement, Guardian, EXCEPT WITH THE PRIOR WRITTEN CONSENT OF CFB, or as specifically required under the Agreement, shall not, nor shall it allow the Bank to:

               (i) Sell or commit to issue or sell any shares of capital stock of Guardian or the Bank, securities convertible into or exchangeable for capital stock of Guardian or the Bank, warrants, options or other rights to acquire such stock, or enter into any agreement with respect to the foregoing other than issuance by the Bank of capital stock to Guardian;

               (ii) Redeem, purchase or otherwise acquire (except for trust account shares) directly or indirectly, any shares of capital stock of Guardian or the Bank or any securities convertible or exercisable for any shares of capital stock of Guardian or the Bank;

              (iii) Split, combine or reclassify any of capital stock of Guardian or the Bank or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of Guardian or the Bank;

               (iv) Borrow, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in any material amount;

                (v) Other than in the ordinary course of business, discharge or satisfy any material lien or encumbrance on the properties or assets of the Bank or pay any material liability;

               (vi) Mortgage, pledge or subject to any lien or other encumbrance any of its assets, except (A) in the ordinary course of business, (B) liens and encumbrances for current property taxes not yet due and payable, and (C) liens and encumbrances which do not materially affect the value or interfere with the current use or ability to convey the property subject thereto or affected thereby;

              (vii) Sell, assign or transfer any tangible or intangible assets with a book value greater than $10,000, except in the ordinary course of business;

             (viii) Enter into any individual employment, agency or other contract or arrangement for the performance of personal services for an amount in excess of $10,000;

               (ix) Amend the Bank's or Guardian's Articles of Incorporation, Bylaws or other governing documents;

                (x) Fail to maintain a reserve for loss and costs associated with those litigation matters reflected in Section 3.1(1) of the Guardian Disclosure Schedule to the extent required by generally accepted accounting principles;

               (xi) Cancel any material debt or claim or waive any right of material value, except in the ordinary course of business;

              (xii) Repurchase or enter into any agreement to repurchase all or any portion of any loan previously participated to any other financial institution other than loans repurchased in compliance with all applicable laws and regulations ;

             (xiii) Originate any loan which is thereafter participated to another financial institution providing for payment upon default on any basis other than pro rata;

              (xiv) Unless the Bank is under a legal obligation to do so, make or commit to make any further advances on any loan which is either in default or classified, whether such classification is a result of a federal or state bank regulatory examination or internal classification of substandard or lower by the Bank's officers or directors;

               (xv) (A) make, or agree to make, any secured loan for an amount in excess of $250,000 to any one borrower, unless said loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of this Agreement;
          (B) make, or agree to make any additional loan or advance which, when combined with existing loans, would result in a secured loan in excess of $250,000 to any one borrower, unless said loan or advance is made pursuant to a properly documented and legally enforceable commitment of the Bank to the Borrower made prior to the date of this Agreement or is within the commitment of the Bank to the Borrower which has previously been approved by CFB; (C) make, or agree to make, any unsecured loan for an amount in excess of $50,000 to any one borrower, unless said loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of this Agreement; (D) make, or agree to make any additional loan or advance which, when combined with existing loans, would result in an unsecured loan in excess of $50,000 to any one borrower, unless said loan or advance is made pursuant to a properly documented and legally enforceable commitment of the Bank to the Borrower made prior to the date of this Agreement (E) make, or agree to make any new loan or advance on any existing loan, except in conformity with the Bank's current loan policies; or (F) make any change with respect to the terms of any existing loan, except in the ordinary course of business (the provisions of parts A and C of this section shall not apply to renewals of existing loans, advances under existing loans or increases to existing loans for an amount below the applicable limit set forth in parts A and C); PROVIDED, HOWEVER, for any loan requiring CFB's approval, CFB shall provide its decision within two (2) business days of receipt of request, accompanied by appropriate information for evaluation of the loan request, and the loan shall be deemed approved if CFB fails to disapprove within such two (2) business day period of review;

              (xvi) Make or agree to make any loan to any Bank Principal or any person, corporation or entity in violation of any state or federal law or regulation;

             (xvii) Incur any obligation or liability with respect to capital expenditures which is not provided for in the current capital budget and which exceeds $10,000 for any single matter or $50,000 in the aggregate;

               (xviii) Fail to timely pay and discharge all federal and state taxes and other accounts payable for which it is liable, provided, that Guardian or the Bank may deposit an amount equal to any such taxes, in lieu of the payment thereof, into a reserve account, determined consistently with prior practices, from which such taxes will be paid when and to the extent they are found to be properly due and payable;

               (xix) Except as provided herein, pay or commit to pay salary or other compensation to any of the officers, directors or employees of Guardian or the Bank at a rate which exceeds 105% of aggregate compensation at March 31, 1998;

               (xx) Except as otherwise required pursuant to Section 4.1(e), enter into, adopt, amend (except as may be required by law), terminate or make or grant any increase above current funding levels in any of the Plans (other than normal premium increases on current health care insurance);

               (xxi) Purchase or sell any bonds or other investment securities without prior written consent of CFB or make or agree to make any investment in violation of any federal law or regulation, except that the Bank may purchase U.S. Treasury or Agencies securities with maturity dates of 36 months or less;

               (xxii) Fail to charge and pay interest rates on loans and deposits, respectively, not generally consistent with the Bank's prior practices and currently prevailing conditions in the Bank's marketplace;

               (xxiii) Fail to use its reasonable best efforts to comply with any law, rule, regulation or order applicable to the Bank and/or Guardian if such failure would have a material adverse effect upon Guardian;

               (xxiv) With respect to the Bank, fail to make all appropriate and required transfers to the Bank's loan loss reserves based upon existing policies of the Bank or at the request of any regulatory agency or, in any event, fail to maintain a loan loss reserve of at least equal to $1,310,000;

               (xxv) Change any accounting methods, practices or procedures with respect to the accumulation and presentation of financial information, except as directed by applicable law or regulation or to conform with accounting standards;

               (xxvi) Declare or pay any dividends or distributions with respect to its stock which would have the effect of reducing the Guardian Value as of the Closing Date to less than $8,300,000, or, subject to the foregoing, fail to declare and pay dividends and distributions with respect to its stock in a rate and manner consistent with recent prior practices; or

               (xxvii) Fail to use its reasonable best efforts to obtain the consent or approval of each person (other than the government authorities referred to in Section 6.1(c)) whose consent or approval is required in order to permit a succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Guardian or the Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument.

     4.2 COVENANTS OF CFB. During the period from the date of this Agreement and continuing until the Effective Time, CFB agrees as follows:

          (a) ORDINARY COURSE. CFB shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

          (b) APPLICATION. Subject to the required cooperation of Guardian and its affiliates, CFB shall use its reasonable best efforts to prepare and submit within thirty (30) days of the date hereof an application to the Federal Reserve Bank of Minneapolis for prior approval pursuant to
Section 3(a)(5) of the Bank Holding Company Act of 1956, as amended, of the proposed transaction, and to prosecute all required federal and state applications.

          (c) PROXY STATEMENT. CFB will furnish to Guardian all the information concerning CFB required for inclusion in, and will cooperate in the preparation of, the Proxy Statement to be sent to the shareholders of Guardian. CFB agrees promptly to advise Guardian if at any time prior to the Effective Date of the Merger, any information provided by CFB in the Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.

          (d) PROSPECTUS. CFB will furnish to Guardian copies of a prospectus relating to the CFB common stock to be issued to Guardian shareholders in the Merger (the "Prospectus"), to be sent to the shareholders of Guardian. CFB agrees promptly to advise Guardian if at any time prior to the Effective Date of the Merger, any information provided by CFB in the Prospectus becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. At the time of mailing thereof to the Guardian shareholders, at the time of the Guardian shareholders' meeting referred to in Section 4.1(b) hereof and at the Effective Time of the Merger, the Prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Guardian shareholders' meeting.

          (e) LISTING. CFB will file all documents required to be filed to obtain approval for listing the CFB Common Stock to be issued pursuant to the Merger on the Nasdaq National Market and use its best efforts to effect said listing.

          (f) SHARES TO BE ISSUED. The shares of CFB Common Stock to be issued by CFB to the shareholders of Guardian pursuant to this Agreement will, upon such issuance and delivery to said shareholders pursuant to the Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of CFB Common Stock to be delivered to the shareholders of Guardian pursuant to this Agreement are and will be free of any preemptive rights of the stockholders of CFB.

          (g) BLUE SKY. CFB will file all documents required to obtain prior to the Effective Time of the Merger all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

          (h) CONFIDENTIAL INFORMATION. CFB will hold in confidence all documents and information concerning Guardian and the Bank furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Guardian (except to the extent that such information can be shown to be previously known to CFB, in the public domain, or later acquired by CFB from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Guardian.

          (i) POOLING RESTRICTIONS. From and after the date of this Agreement, CFB shall not take any action which Ernst & Young LLP has advised, with respect to CFB, would disqualify the Merger as a "pooling of interests" for accounting purposes.

          (j) DIRECTOR AND OFFICER INDEMNIFICATION. CFB agrees to permit Guardian to obtain an extended reporting period (otherwise known as "tail coverage") under Guardian's existing director and officer liability policy. CFB shall ensure that all rights to indemnification and limitations of liability that the directors and officers of Guardian and its subsidiaries have pursuant to the Articles of Incorporation (and their respective Bylaws) of Guardian and the Bank shall survive the Merger for six (6) years from the Effective Time and shall continue in full force and effect and be fully honored.

          (k) RULE 144. From and for a period of two (2) years after the Effective Time, CFB shall file all reports with the SEC necessary to permit the shareholders of Guardian who may be deemed "underwriters" (within or meaning to Rule 145 under the Securities Act) of the Guardian Common Stock to sell CFB Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) of the Securities Act if they would otherwise be so entitled.

     4.3 COVENANTS OF GUARDIAN AND CFB. During the period from the date of this Agreement and continuing until the Effective Time, Guardian and CFB agree as to themselves and their subsidiaries that, except as expressly contemplated or permitted by this Agreement, or to the extent that the parties shall otherwise consent in writing:

          (a) GOVERNING DOCUMENTS. No party shall amend its Certificate or Articles of Incorporation or Bylaws.

          (b) OTHER ACTIONS. Unless such action is required by law, no party shall, nor shall permit any of its subsidiaries to, take any action that (i) is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article 6 not being satisfied or in a violation of any provision of this Agreement, or (ii) would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals (as defined in Section 5.1(c)) without imposition of a condition or restriction of the type referred to in Section 6.1(e) hereof except, in every case, as may be required by applicable law or this Agreement.

          (c) ADVICE OF CHANGES; GOVERNMENT FILINGS. Each party shall promptly advise the other orally and in writing of any change or event constituting a material breach of any of the representations, warranties or covenants of such party contained herein. CFB shall file all reports required to be filed by it with the SEC between the date of this Agreement and the Effective Time and shall deliver to Guardian copies of all such reports promptly after the same are filed. CFB, Guardian and each subsidiary of CFB or Guardian that is a bank shall file all call reports with the appropriate bank regulators and all other applications and other documents required to be filed with the appropriate bank regulators between the date hereof and the Closing Date and shall make available to the other party copies of all such reports promptly after the same are filed.

          (d) TITLE TO PROPERTY. Guardian agrees to deliver to CFB (at Guardian's expense) within 30 days of the date hereof, a title insurance commitment for all real property owned by Guardian or the Bank in the State of Utah (other than property held as OREO) (the "Title Commitments"). CFB shall have 30 days after receipt by CFB's counsel of said Title Commitments within which to notify Guardian, in writing, of CFB's objection to any exceptions (other than any exception of the type described in Section 3.1(n)(i) through (iv)) to the title shown in said Title Commitments. In the event of any such objection, then Guardian shall have 30 days from the date of such objection within which to attempt to eliminate such objections to exceptions to title from the Title Commitment. In the event such objected to exceptions are not eliminated or satisfied to the reasonable satisfaction of CFB, CFB may terminate this Agreement pursuant to Section 7.1 hereof.

          (e) ENVIRONMENTAL ASSESSMENT. Guardian shall engage at its expense an independent, a qualified environmental engineering firm, acceptable to CFB for the purpose of conducting a Phase I Hazardous Waste Assessment (the "Assessment") of all real properties owned or controlled by the Bank. CFB shall review and approve the scope of engagement for the Assessment, which shall satisfy ASTM's E-1527 Standard Practice and shall include a record review of publicly available federal, state and local sources of environmental records. The Assessment shall be completed within 30 days after the date hereof. CFB shall have a period of 30 days from the date of receipt of the written report of such Assessment to review such Assessment and give written notice to Guardian stating either that (i) such Assessment is approved by CFB or (ii) such Assessment is not approved by CFB and the reasons therefor.

     If CFB gives a notice pursuant to (ii) above which sets forth specific objections to the Assessment, then CFB may, at its option, terminate this Agreement as of the date which is thirty (30) days after the date of such notice unless during such thirty (30) day period Guardian corrects or satisfies such objections, or indemnifies CFB against loss, liability or expense, to the reasonable satisfaction of CFB.


                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

     5.1  REGULATORY MATTERS.

          (a) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, and authorizations of all governmental entities necessary to consummate the Merger ("Requisite Regulatory Approvals"). Guardian and CFB shall have the right to review in advance, and to the extent practicable each will consult the other on, subject to applicable laws relating to the exchange of information, all the information relating to Guardian or CFB, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to any governmental entity in connection with the Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

          (b) Guardian and CFB shall promptly furnish each other with copies of written communications received by Guardian or CFB, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such items are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof) from, or delivered by any of the foregoing to, any governmental entity in respect of the Merger.

     5.2  ACCESS TO INFORMATION.

     Upon reasonable notice and subject to applicable laws relating to the exchange of confidential information, Guardian and CFB shall each (and cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of each, access during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records for the purpose of updating any review of such items performed prior to the date of this Agreement and, during such period, Guardian and CFB shall (and shall cause each of its subsidiaries to) make available to the other: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking laws (other than reports or documents which either party is not permitted to disclose under applicable law); and (b) all other information concerning its business, properties and personnel as either party may reasonably request. It is contemplated that CFB may conduct an examination of Guardian and the Bank prior to the Closing Date in order to confirm compliance with the representations, warranties and covenants set forth in this Agreement and verify the Determination Date Financial Statements. No investigation by either party shall affect the representations and warranties set forth herein.

     5.3 AFFILIATES. Guardian shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Guardian to deliver to CFB, as soon as practicable after the date hereof, a written agreement substantially in the form of EXHIBIT 5.3.

     5.4 EMPLOYEE BENEFIT PLANS. Each person who is an employee of the Bank as of the Effective Time ("Bank Employees") shall be participants in the employee welfare plans, and shall be eligible for participation in the pension plans of CFB, as in effect from time to time, subject to any eligibility requirements (with full credit for years of past service to the Bank, or to any predecessor-in-interest of the Bank to the extent such service is presently given credit under the Plans of the Bank described in
Section 3.1(k) hereof, for the purpose of satisfying any eligibility and vesting periods) applicable to such plans (but not subject to any pre-existing condition exclusions) and shall enter each welfare plan immediately after the Effective Time and shall enter each pension plan not later than the first day of the calendar quarter which begins at least
180 days after the Effective Time. For the purpose of determining each Bank Employee's benefit for the year in which the Merger occurs under the CFB vacation program, vacation taken by a Bank Employee in the year in which the Merger occurs will be deducted from the total CFB benefit. Each Bank Employee shall be eligible for participation, as a new employee with the credit for past service described above, in the CFB Plans under the terms thereof.

     5.5 EXPENSES. Except as otherwise stated herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expense, except as may be permitted by Section 7.2. All of the expenses (including but not limited to accountants' and attorneys' fees and fees payable to Hovde Financial) incurred or to be incurred by Guardian in connection with the Merger and not paid as of the Determination Date shall be estimated and accrued as expenses on the Determination Date Financial Statements.

     5.6 ADDITIONAL AGREEMENTS; BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take all action and to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, cooperating fully with the other party hereto, providing the other party hereto with any appropriate information and making all necessary filings in connection with the Requisite Regulatory Approvals.


                                   ARTICLE 6

                             CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

          (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the holders of the outstanding shares of Guardian Common Stock, as required by the Utah Act and the Articles of Incorporation and Bylaws of Guardian.

          (b) NASDAQ LISTING. The shares of CFB Common Stock issuable to the Guardian stockholders pursuant to this Agreement shall have been approved for listing on the Nasdaq Market System, upon notice of issuance.

          (c) APPROVALS. Other than the filing provided for by Section 1.1, all consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity which are prescribed by law as necessary for the consummation of the Merger and the other transactions contemplated hereby shall have been filed, occurred or been obtained and all Requisite Regulatory Approvals shall be in full force and effect.

          (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the transactions contemplated hereby shall be in effect, nor shall any proceeding by any governmental entity seeking any such Injunction be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the Merger.

          (e) NO UNDULY BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any of the transactions contemplated hereby, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon CFB, or any of its subsidiaries which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render the consummation of the Merger inadvisable, in the reasonable business judgment of the Board of Directors of CFB.

     6.2 CONDITIONS TO OBLIGATIONS OF CFB. The obligation of CFB to effect the Merger are also subject to the satisfaction or waiver by CFB prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Guardian set forth in this Agreement shall be true and correct in all material respects as of the date of the Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except where the failure to be true and accurate in all material respects would not have or would not be reasonably expected to have a material adverse effect on Guardian, and CFB shall have received a certificate signed on behalf of Guardian by the chief executive officer and chief financial officer of Guardian to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF GUARDIAN. Guardian shall have performed in all materials respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CFB shall have received a certificate signed on behalf of Guardian by the chief executive officer and chief financial officer Guardian to such effect.

          (c) MINIMUM GUARDIAN VALUE. The Guardian Value as of the Determination Date shall not be less than $8,300,000. The confirmation of the minimum Guardian Value shall be made pursuant to the procedures set forth in Section 1.4.

          (d) POOLING LETTER. CFB shall have received a letter from Ernst & Young, in form and substance reasonably satisfactory to CFB, approving the accounting treatment of the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, as of a date no more than five business days prior to the Closing Date; in support of the Ernst & Young pooling letter, Ernst & Young and CFB shall have received a letter from Guardian's accountants, in form and substance reasonably satisfactory to Ernst & Young, confirming certain facts on behalf of Guardian.

          (e) LEGAL OPINION. CFB shall have received the opinion of Kruse, Landa & Maycock, L.L.C., counsel to Guardian, dated the Closing Date, in substantially the form attached as EXHIBIT 6.2, and such opinion shall not have been withdrawn prior to the Effective Time.

     6.3 CONDITIONS TO OBLIGATIONS OF GUARDIAN. The obligation of Guardian to effect the Merger is also subject to the satisfaction or waiver by Guardian prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CFB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except where the failure to be true and accurate in all material respects would not have or would not be reasonably expected to have a material adverse effect on CFB, and Guardian shall have received a certificate signed on behalf of CFB by duly authorized senior executive officers CFB to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF CFB. CFB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Guardian shall have received a certificate signed on behalf of CFB by duly authorized senior executive officers of CFB to such effect.

          (c) CONSENTS UNDER AGREEMENTS. CFB shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which CFB or any of its subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Guardian, individually or in the aggregate, have a material adverse effect on CFB or upon the consummation of the transactions contemplated hereby.

          (d) TAX OPINION. Guardian shall have received the opinion of Kruse, Landa & Maycock, L.L.C., counsel to Guardian, dated the Closing Date, with a copy provided to CFB, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of

Section 368(a)(1)(A) of the Code, (ii) CFB and Guardian will each be a party to that reorganization within the meaning of Section 368(b) of the Code,
(iii) shareholders of Guardian who exchange their shares of Guardian Common Stock for shares of CFB Common Stock will not recognize gain or loss, for purposes of federal income tax, except to the extent of the cash received in lieu of fractional shares, and (iv) Guardian will not recognize gain or loss, for purposes of federal income tax, as a result of consummation of the Merger.

          (e) LEGAL OPINION. Guardian shall have received the opinion of Lindquist & Vennum, P.L.L.P., counsel to CFB, dated the Closing Date, in substantially the form attached as EXHIBIT 6.3, and such opinion shall not have been withdrawn prior to the Effective Time.

          (f) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, no material adverse change in the financial condition, results of operations, business or prospects of CFB and its subsidiaries, taken as a whole, shall have occurred, and CFB and its subsidiaries shall not have suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of CFB and its subsidiaries, taken as a whole.

          (g) FAIRNESS OPINION. Guardian shall have received letters from Hovde Financial dated the date of the mailing of the Proxy Statement to the Guardian shareholders and dated the date of the meeting of shareholders to consider the Merger, in each case in form and substance satisfactory to Guardian, confirming such financial advisor's opinion that the consideration to be paid in the Merger is fair to the Guardian shareholders from a financial point of view.


                                   ARTICLE 7

                           TERMINATION AND AMENDMENT

     7.1 TERMINATION. This Agreement may be terminated in writing at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Guardian, only in the following circumstances:

          (a) by mutual consent of CFB and Guardian in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board; or

          (b) by either CFB or Guardian if (i) any Requisite Regulatory Approval shall have been denied; or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

          (c) by either CFB or Guardian if the Merger shall not have been consummated on or before December 31, 1998, unless the failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereunder to be performed or observed by such party; or

          (d) by either CFB or Guardian if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured before Closing or within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party, whichever occurs first; or

          (e) by either CFB or Guardian if the fairness opinion provided pursuant to Section 6.3(g) hereof is withdrawn; or

          (f) by CFB pursuant to the terms of Section 4.3(d) or 4.3(e), as applicable.

     7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either CFB or Guardian as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, except that the obligations under Sections 4.1(d), 4.2(h), 5.5, 7.2 and 8.6 shall survive termination of this Agreement; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of the willful breach by such party of any provision of this Agreement.

     7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Guardian, provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any of the Schedules; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE 8

                              GENERAL PROVISIONS

     8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in this Agreement shall survive the Merger or the termination of this Agreement, except that Sections 3.2, 4.2(d), 4.2(e), 4.2(f), 4.2(g), 4.2(h), 4.2(j), 4.2(k), 5.4 and 8.5 shall survive the Merger, and Sections 4.1(d) and 4.2(h), 5.5, 7.2 and 8.6 shall survive the termination of this Agreement.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when received by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to CFB, to:      Community First Bankshares, Inc.
                              Attn: Donald R. Mengedoth, President
                              520 Main Avenue
                              Fargo, ND 58124

          with copies to:     Steven J. Johnson, Esq.
                              Lindquist & Vennum P.L.L.P.
                              4200 IDS Center
                              80 South 8th Street
                              Minneapolis, MN 55402-2205

     and

     (b)  if to Guardian, to: Guardian Bancorp
                              Attn: Dan P. Mercer, President
                              142 East 200 Street South
                              Salt Lake City, UT 84111

          with copies to:     Lyndon L. Ricks, Esq.
                              Kruse, Landa & Maycock, L.L.C.
                              Eighth Floor, Bank One Tower
                              50 West Broadway (300 South)
                              Salt Lake City, UT 84101-2034

     8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     8.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement.

     8.5 ENTIRE AGREEMENT: THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except that Sections 3.2 and 4.2(d) are intended for the benefit of the Guardian shareholders; Section 4.2(j) is intended for the benefit of Guardian officers and directors; Section 4.2(k) is intended for the benefit of Guardian affiliates; and Section 5.4 is intended for the benefit of employees of the Bank. No party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     8.6 PUBLICITY. Except as otherwise required by law or the rules of the Nasdaq or the National Association of Securities Dealers, so long as this Agreement is in effect, neither CFB nor Guardian shall, nor shall either of them permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.8 ENFORCEMENT OF AGREEMENT. Each of the parties hereto agrees that it will not object if the other party seeks to obtain an injunction to prevent breaches of this Agreement or to enforce specifically the terms and provision hereof in any court in the United States or any state have jurisdiction. The enforcing party shall be entitled to recover its attorneys fees incurred in the successful enforcement of the terms and provisions of this Agreement.

     8.9 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Utah.

     IN WITNESS WHEREOF, CFB and Guardian have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.


                                COMMUNITY FIRST BANKSHARES, INC.


                                 By: /s/ Mark A. Anderson
                                 -----------------------------------------------
                                 Name:  Mark A. Anderson
Attest: Title: Executive Vice President-Finance, Chief Financial Officer and Chief Information Officer


/s/ Bruce A. Heysse
-----------------------------------------
Name:  Bruce A. Heysse
Title: Senior Vice President-Acquisitions


                                 GUARDIAN BANCORP


                                 By: /s/ Dan P. Mercer
                                 -----------------------------------------------
Attest:                          Name:  Dan P. Mercer
                                        ----------------------------------------
                                 Title: President
                                        ----------------------------------------


/s/ Kathleen Garcia
------------------------------------------------
Name:  Kathleen Garcia
       -----------------------------------------
Title: Senior Vice President/Corporate Secretary
       -----------------------------------------

                               TABLE OF EXHIBITS


EXHIBIT 1.1A    --  Certificate of Merger

EXHIBIT 1.1B    --  Articles of Merger

EXHIBIT 2.1(c)  --  Illustrations of Calculation of Exchange Rate

EXHIBIT 3.1     --  Guardian Disclosure Schedule

EXHIBIT 3.2     --  CFB Disclosure Schedule

EXHIBIT 4.1(e)  --  Officer/Director Agreements

EXHIBIT 4.1(f)  --  Other Agreements

EXHIBIT 5.3     --  Affiliate Agreement

EXHIBIT 6.2     --  Kruse, Landa & Maycock, L.L.C. Opinion

EXHIBIT 6.3     --  Lindquist & Vennum, P.L.L.P. Opinion